PRESS RELEASE                                 SOURCE:  First Trust Advisors L.P.


FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER CALL FOR FIRST TRUST MORTGAGE INCOME FUND

WHEATON, IL -- (BUSINESS WIRE) -- September 29, 2011 -- First Trust Advisors L.P. ("FTA") announced today that First Trust Mortgage Income Fund (NYSE: FMY) (the "Fund") intends to host a conference call with Brookfield Investment Management, Inc. ("Brookfield"), the Fund's investment sub-advisor, on Thursday, October 13, 2011, at 4:15 P.M. Eastern Time. The purpose of the call is to hear Brookfield's portfolio management team provide an update for the Fund and the Market.

-- Dial-in Number: Domestic (866) 865-6631; International (706) 679-1727; and Passcode # 98214722. Please call 10 to 15 minutes before the scheduled start of the teleconference.

-- Telephone Replay: Domestic (800) 585-8367; International (404) 537-3406; and Passcode # 98214722. The replay will be available after the call until 11:59 P.M. Eastern Time on Sunday, November 13, 2011.

FTA has served as the Fund's investment advisor since the Fund's inception. FTA, along with its affiliate First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management, financial advisory services, and competitive municipal underwritings, with collective assets under management or supervision of over $46 billion as of August 31, 2011 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

Brookfield Investment Management Inc., the investment sub-advisor for the Fund since April 29, 2011, is a global investment advisor focused on specialized equity and fixed income securities investments. The firm is a subsidiary of Brookfield Asset Management Inc., a leading global asset manager with over $150 billion in assets under management as of June 30, 2011 and over 100 years of experience in the property, power and infrastructure industries. Brookfield Investment Management Inc. is an SEC registered investment advisor, and with its affiliates had approximately $24 billion in assets under management as of June 30, 2011. Headquartered in New York, the firm maintains offices and investment teams in Chicago, Boston, London, Hong Kong, Sydney and Toronto.

If you have questions about the Fund that you would like answered on the call, please email your questions to cefquestions@ftadvisors.com and refer to FMY by Tuesday, October 11, 6:00 P.M. Eastern Time. The Fund's daily closing price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling (800) 988-5891.


CONTACT: JEFF MARGOLIN -- (630) 915-6784


----------------------------------
Source:  First Trust Advisors L.P.